Exhibit (a)(9)

DWS VARIABLE SERIES I

Amendment of Amended and Restated Declaration of Trust

The undersigned, being at least a majority of the duly elected and qualified Trustees of DWS Variable Series I, a Massachusetts business trust (the “Trust”), acting pursuant to the authority granted to the Board of Trustees in the Amended and Restated Declaration of Trust dated June 2, 2008 (the “Declaration of Trust”), do hereby amend Article I, Section 1.1 of the Declaration of Trust, as follows:

The name of the Trust is hereby changed from “DWS Variable Series I” to “Deutsche Variable Series I” effective August 11, 2014.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 9th day of July 2014.

/s/John W. Ballantine	/s/Henry P. Becton, Jr.
John W. Ballantine, Trustee	Henry P. Becton, Jr., Trustee
/s/Dawn-Marie Driscoll	/s/Keith R. Fox
Dawn-Marie Driscoll, Trustee	Keith R. Fox, Trustee
/s/Paul K. Freeman	/s/Kenneth C. Froewiss
Paul K. Freeman, Trustee	Kenneth C. Froewiss, Trustee
/s/Richard J. Herring	/s/William McClayton
Richard J. Herring, Trustee	William McClayton, Trustee
/s/Rebecca W. Rimel	/s/William N. Searcy, Jr.
Rebecca W. Rimel, Trustee	William N. Searcy, Jr., Trustee
/s/Jean Gleason Stromberg	/s/Robert H. Wadsworth
Jean Gleason Stromberg, Trustee	Robert H. Wadsworth, Trustee